Exhibit 99.(t)(5)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, each person whose signature appears below hereby constitutes and appoints Thomas P. Majewski, Kenneth P. Onorio and Nauman S. Malik (with full power to each of them to act alone) as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the registration statement on Form N-2 of Eagle Point Credit Company Inc., including any and all amendments or supplements thereto and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all instruments necessary or incidental in connection therewith, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission or any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/s/ Thomas P. Majewski	Chief Executive Officer and Director
Thomas P. Majewski	(Principal Executive Officer)

/s/ Kenneth P. Onorio	Chief Financial Officer
Kenneth P. Onorio	(Principal Financial and Accounting Officer)

/s/ Scott W. Appleby	Director
Scott W. Appleby

/s/ Kevin F. McDonald	Director
Kevin F. McDonald

/s/ Paul E. Tramontano	Director
Paul E. Tramontano

/s/ Jeffrey L. Weiss	Director
Jeffrey L. Weiss

/s/ James R. Matthews	Director
James R. Matthews

Dated: April 11, 2025